Exhibit 99.1

22nd Century Group Announces $6 Million Registered Direct Offering

May 29, 2015

Clarence, N.Y. – 22nd Century Group, Inc. (NYSE MKT: XXII), a plant biotechnology company whose mission is to reduce the harm caused by smoking, announced today that it has entered into an agreement with a single institutional investor to receive $6 million in gross proceeds in a registered direct offering through the sale of common stock and warrants consisting of 6,000,000 shares of the Company’s common stock and 66-month warrants to purchase 3,000,000 shares of common stock at an exercise price of $1.25 per share (not exercisable for six months from issuance). If the warrants are exercised for cash in full, the Company would receive additional gross proceeds of approximately $3.75 million.

The offering is expected to close on or about June 2, 2015, subject to customary closing conditions. The net proceeds of the financing will be used for general corporate purposes, including working capital.

Henry Sicignano III, President and Chief Executive Officer of 22nd Century, commented, "We are preparing for an exciting second half of 2015 on multiple fronts. Our key priorities remain the successful launch of RED SUN in the U.S. and MAGIC in Europe; signing agreements with leading distributors in the U.S. and abroad; potential strategic partnerships for X-22, the Company’s novel smoking cessation aid in development; submission of a modified risk tobacco product application with the FDA for very low nicotine Brand A cigarettes; joint venture partnerships in Asia; and the continuation of our world renowned research in tobacco technology." Mr. Sicignano continued, "We believe this capital raise – with a single institutional investor – is a strong vote of confidence in 22nd Century and an important step forward in executing our strategy."

Chardan Capital Markets, LLC acted as the sole placement agent for this transaction.

The securities described above are being offered by 22nd Century through a prospectus supplement pursuant to 22nd Century’s shelf registration statement on Form S-3 as previously filed and declared effective by the Securities and Exchange Commission and the base prospectus contained therein (Registration No. 333-195386). A prospectus supplement related to the offering will be filed with the Securities and Exchange Commission. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The securities are being be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the final prospectus supplement and accompanying base prospectus may be obtained, when available, by contacting Chardan Capital Markets, LLC, 150 East 58th Street, 28th Floor, New York, NY 10155, at (646) 465-9028, or the Securities and Exchange Commission's website at http://www.sec.gov.

About 22nd Century Group, Inc.

22nd Century Group is a plant biotechnology company focused on technology which allows it to increase or decrease the level of nicotine in tobacco plants through genetic engineering and plant breeding. The Company’s mission is to reduce the harm caused by smoking. 22nd Century owns or exclusively controls 128 issued patents plus an additional 52 pending patent applications in 96 countries. The Company’s strong IP position led to a licensing agreement with British American Tobacco (“BAT”), the world’s second largest tobacco company. Visit www.xxiicentury.com for more information.

Cautionary Note Regarding Forward-Looking Statements: This press release contains forward-looking information, including all statements that are not statements of historical fact regarding the intent, belief or current expectations of 22nd Century Group, Inc., its directors or its officers with respect to the contents of this press release. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. We cannot guarantee future results, levels of activity or performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances, or to reflect the occurrence of unanticipated events. You should carefully review and consider the various disclosures made by us in our annual report on Form 10-K for the fiscal year ended December 31, 2014, filed on February 6, 2015, including the section entitled “Risk Factors,” and our other reports filed with the U.S. Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

Investor Relations:
IRTH Communications
Andrew Haag, 866-976-4784
xxii@irthcommunications.com
or
Redington, Inc.
Tom Redington, 203-222-7399